EXHIBIT 99.1
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                           2007 Report to Shareholders


         I am Joseph Steinberg, Chairman of HomeFed Corporation and I am pleased to provide you with a report on the past year and significant events since our last annual meeting on July 18, 2006. In the year since our last meeting, it has become abundantly clear that San Diego together with most of the U.S. housing market is suffering a significant downturn. I will return to this subject later and enumerate reasons why we are not optimistic about a quick recovery.

         For the year ended December 31, 2006, HomeFed reported net income of $17.2 million on revenues of $69.4 million. This compares to net income of $31.8 million on revenues of $107.9 million for the year ended December 31, 2005. In 2006, lot sale revenues at San Elijo Hills declined from $100.7 million in 2005 to $54.3 million. Based on lot purchase contracts and deferred revenue at the


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beginning of 2006, lot sales for 2006 might have exceeded 2005 in number, however, in the fourth quarter of 2006, four homebuilders forfeited $12.6 million of option payments on 257 residential lots aggregating $116.5 million of lost sales. To add insult to injury several of these builders asked us to reduce the contract prices and to extend the closing dates. We declined their offers. Subsequntly, one builder entered into a new agreement with us to purchase the same lots and gave us a new option payment. This year numerous other builders have asked us to sell them lots at significant discounts from the previous contract prices, which we have refused to do. Our remaining lots are among the best residential lots at San Elijo Hills and in North County and the ongoing road and community improvements will only make them more desirable in the future when the market does improve. For now patience seems the best course and owning lots better than cash.

         As of our December 31, 2006 year end, HomeFed's balance sheet showed $131 million of cash and investments on total assets of $237.3 million. Some of


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this cash is being used to complete the remaining development work at San Elijo.
The balance sheet also showed real estate assets with a book value of $79.3 million which included 441 residential lots, 40 multi-family units and improvements made to the town center at San Elijo Hills. Sales for San Elijo are recognized using the percentage of completion method of accounting. Accordingly, the balance sheet also showed $34.4 million of deferred revenue. We anticipate that most of this deferred revenue will be reported as revenue in 2007 as the improvements are completed.

         For the quarter ended March 31, 2007, HomeFed reported net income of $1.6 million on revenues of $7.5 million. This compares to net income of $4.4 million on revenues of $17.2 million for the quarter ended March 31, 2006. Revenues for the first quarters of 2006 and 2007 included recognition of deferred revenue of $15.5 million and $7.4 million, respectively. During the first quarter of 2007, HomeFed did not report any revenues based on sales under


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new contracts entered into in 2007. All of the revenues reported were from prior period deferrals. During 2007, we expect to complete most of the remaining improvements for the residential planning areas of San Elijo Hills.

         In May 2007, we entered into an agreement to sell 27 lots for $13.5 million. Unless the builder forfeits his option payment, we expect this sale to close in 2007.

         We are also developing pads for sale or lease in the town center for a variety of uses including a gas station, grocery store, a day care center, church and other retail and commercial uses. In 2005, we sold the gas station site, which is now open, and we recently sold the grocery store site to Albertsons, a regional grocer that is part of a national chain. We have leases on some of the mixed use retail which have not been built yet, and we are making


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progress on the planning and permitting for the remainder of the town center development. As this project has progressed on the drawing board, the costs of construction have gone up and prices and demand for condos have gone down making us wary of beginning construction of the 40 condominium units and the retail space just right now. Although we will to move forward with completion of the town center, we may have to make design changes to insure the project meets both the needs of the community and that it is financially viable.

         The work to complete construction of San Elijo Road connecting to Twin Oaks Valley Road is scheduled to be completed around late August. This four - lane road will significantly reduce travel time for many commuters and greatly improve regional access to and from San Elijo Hills.

         We are often asked when the downturn in housing will end. The answer to that question is complicated and lies in the roots and causes of the downturn.





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         Most of us have heard about the exotic lending products that were available in recent years that helped fuel the demand for new housing. These included so called sub prime loans, no doc loans, Alt A loans, silent seconds, etc. that made credit available to people who normally wouldn't qualify for a regular mortgage requiring a 10% cash down payment. The buyers availing themselves of these products were buying into the American dream of owning a home, but also speculating that they would be able to refinance or sell before the monthly payments became unbearable. The availability of interest only and negative amortization loans put even credit worthy borrowers as well as sub prime borrowers at risk of default when their loans reset at higher rates and higher monthly payments kicked in. Naturally, the availability of these easy money loans increased demand and drove up home prices. People forgot that easy credit doesn't last forever and cannot sustain an ever rising market price for new home sales. It is our guess that many people who were previously renters


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found it easier and cheaper to buy a house than rent an apartment, especially when the temptation to make a killing in a rising market presented itself. The music stopped in 2006 when interest rates began to rise and the resets began to increase the required monthly payments of these loans. Builders started experiencing significant increases in cancellations and quickly began to cutback on their purchases of lots.

         In 2007, many of the loan companies that originated these exotic loans have gone bankrupt and most recently the market for collateralized debt obligations or CDO's, which are the bonds that provided the financing for these exotic loans has evaporated. Many homeowners are now finding it impossible to refinance their adjustable rate loans as they reset and are unable to sell their homes for what they owe. Lenders are being forced to accept less than they are owed or having to foreclose.





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         San Diego is experiencing a significant slowdown in home sales.
According to data provided by MarketPointe Realty Advisors, new home sales for 2006 in San Diego declined to 9,433 units from an annual high of 15,570 units in 2004. The average price for a new home in the first quarter of 2007 was $544,000 with detached new home prices averaging $808,000 or about 11% less than the first quarter of 2006. So much for the oft repeated statement that home prices never go down in San Diego. Default notices and foreclosures in San Diego County have been increasing. Based on information derived from San Diego County foreclosure statistics, it is clear that, after a relatively stable average number of loan defaults per year of approximately 5,300 from 2000 to 2005, the number of default notices almost doubled in 2006 to 10,294. For 2007, the monthly average through May, annualized, would result in as many as 17,800 notices for 2007.

         Mr. Steinberg presented a bar chart that included the following information:



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                       San Diego County Notice of Defaults

              (Statistics provided by Innovest Resource Management)

                                 Year 2000 5,472
                                 Year 2001 5,726
                                 Year 2002 5,986
                                 Year 2003 5,167
                                 Year 2004 4,260
                                 Year 2005 5,080
                                Year 2006 10,294
                          Year 2007 (annualized) 17,800

         All of this information tells us that there is still more bad news ahead especially if interest rates increase and adjustable rate loans continue to reset at higher rates. More homes on the market and more defaults, with rising rates means that the residential market has further and longer to fall before it hits bottom, the opposite of a virtuous cycle. In fact, it may turn into a vicious cycle. It will probably take several years to clean up this mess and in the meantime we need to be patient.





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        We are continuing to meet with the City of Chula Vista in an effort to expand the entitlements of our development land in the Otay Ranch Planning Area. In November 2006, a new mayor was elected and since then a new City Manager was hired, which we believe represents an improvement over the previous administration. Time will tell whether a new and better agreement can be reached. The City had been asking us to contribute some land to their 450 - acre planned university site, but to date we have declined and will continue to do so until it is beneficial to do so. We are hopeful that we will make good progress, but we have learned to be patient. Receiving entitlements is like a string. You don't want to push, you want to be pulled. As time goes by the City of Chula Vista will need the fees from developers and builders and the taxes from new homeowners to fund its budget and to build out Otay Ranch. The SR125 toll way to our property will open later this year and will increase access and the attractiveness of our land in Otay Ranch.





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         The lawsuit to recover the past and future clean - up costs from the former owners of the shooting range on approximately 30 acres of land in the Otay River Valley continues. Lawsuits make strange bed fellows. As of March 31, 2007, we have an accrual for environmental remediation of $10.6 million for this liability. In July 2006, the federal district judge made an important ruling against us that would limit our right to require the former owners to assist in the clean up. We have appealed that decision to the 9th Circuit Court of Appeals. We and our lawyers believe the judge is wrong as do the California Attorney General and leading environmental groups including, the Natural Resources Defense Council and the Sierra Club, all who filed amicus briefs in support of our appeal.

         On a related and happier note; a recent U.S. Supreme Court decision confirmed our right, if we win the Appeal I mentioned before, to pursue the defendants for the clean - up costs if we can prove they contributed to the


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problem. This doesn't mean that the defendants in our case will be held to be liable, but it is one less hurdle to get over in this very complex and costly law suit.

         Rampage Vineyards, LLC, the HomeFed subsidiary that acquired 2,159 acres of farm land in Madera County just north of Fresno continues with the complex litigation with our neighboring landowner. As I told you last year, our experience in Madera County is that it is a very litigious place to do business. We own this land at a very attractive price and we intend to stay the course in the litigation or work toward a settlement.

         Efforts to work on entitlements for this project are ongoing. We are working on procuring a 20 year firm supply of water for up to 10,000 homes. We have a preliminary site plan for a large master plan community that will be planned and built over many years.

         We are continuing to look for new deals and are beginning to see opportunities. We think it is only a matter of time before we find something


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worth acquiring. We are following - up on deals that we previously turned down in the event the sellers or their lenders become realistic in light of current conditions. We are not yet in the midst of a San Diego real estate blood bath, where it is easy to pick up bargains and whether it goes in that direction is impossible to predict. It is not yet 1974, 1981 or 1991. It remains to be seen how deep and for how long this particular downturn will last. We own valuable assets, have little or no debt, lots of cash and a talented team of executives and support staff who I want to thank for their hard work over the past year.

         That completes my report and will now open the meeting to questions.

























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